Exhibit 10.3
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of the 5th day of October, 2021, by and between GLOBAL INDUSTRIAL COMPANY (the “Company”) and ADINA STORCH (“Employee” and collectively with the Company, the “Parties”).

RECITALS

WHEREAS, the Company wishes to employ Employee upon the terms and conditions set forth in this Agreement.

WHEREAS, Employee is willing to make her services available to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed by the Parties as follows:

1.Employment.

(a)Employment; Title. The Company hereby agrees to employ Employee as the Company’s Senior Vice President and General Counsel (the “Title”), and Employee hereby accepts such employment, effective on the Commencement Date (as defined below), on the terms and conditions set forth herein. Employee shall hold such other positions with the Company as shall be reasonably requested by the “Reporting Person” (as defined below) so long as such other positions are reasonably consistent with Employee’s Title. As Senior Vice President and General Counsel, Employee shall be the chief legal officer of the Company.

(b)Term. Employee’s employment by the Company under this Agreement shall commence on October 25, 2021 (the “Commencement Date”) and shall continue until terminated as provided in Section 3 hereof (the “Employment Period”).

(c)Duties. Employee shall have general responsibility for overseeing and managing the global legal affairs of the Company and the Company’s Office of the General Counsel (“Legal Department”). Employee will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity and/or, to the extent consistent with Employee’s position), as directed by the Chief Executive Officer of the Company (the “Reporting Person”). In this regard, Employee will directly manage and supervise (i) the Legal Department’s staff, (ii) the Company’s outside counsel, including foreign counsel, (iii) together with outside counsel, the Company’s litigations, regulatory proceedings and other actions, (iv) the Company’s contracting processes and activities, including contracts record management, (v) together with the Reporting Person and the appropriate Committees of the Company’s Board of Directors, the Company’s corporate governance, legal compliance and disclosure programs and policies, including under applicable securities and stock exchange regulations, including the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended, and (vi) together with local and foreign counsel, the Company’s compliance with applicable laws and regulations in the jurisdictions where the Company does business. Employee shall report directly to the Reporting

Person. Employee agrees to devote her full working time, attention and skill to the business and affairs of the Company and to use all reasonable commercial efforts and skills to advance the best interests of the Company. Employee shall perform her duties primarily at the Company’s offices located in Port Washington, New York (her “Principal Place of Business”), subject to travel and other duties outside of such location consistent with the Company’s business as determined by the Reporting Person, including travel, on an as needed basis. Nothing in this Agreement shall be construed to prohibit Employee from serving on the board of directors and/or on the advisory board of any not-for profit or other corporation, provided that (a) such service does not create an actual or apparent conflict of interest with the business of the Company, (b) such service is approved by the Board of Directors of the Company (the “Board”), and (c) such service does not conflict with any applicable federal or state law, regulation or New York Stock Exchange (“NYSE”) rule.

2.Compensation.

(a)Base Salary. For the performance of all duties, responsibilities and services by Employee hereunder during the Employment Period, the Company shall pay to Employee, and Employee agrees to accept, a base salary at an annual rate of Four Hundred Sixty Thousand ($460,000) Dollars (the “Base Salary”), payable in accordance with the Company’s normal payroll practices for its senior executives. Employee’s Base Salary will be reviewed annually by the Company and may be increased (but not decreased except pursuant to clause (iii) of the definition of “Good Reason” in Section 3(d) hereof) in the discretion of the Company.

(b)Annual Cash Bonus. Employee shall be eligible to earn a target cash bonus of Fifty (50%) percent of Employee’s base salary during each year of the Employment Period based upon a sliding scale of the Company meeting its threshold operating income results, the Company meeting shared strategic objectives, and the achievement of personal and departmental performance objectives established by the Company (the “Bonus”). In calculating the Employee’s total Bonus to be paid in respect of any year (or portion thereof) for which she is employed, 50% of the Bonus will be based on individual performance objectives for the Legal Department’s accomplishments and 50% of the Bonus will be based on the performance objectives for the Company. The Bonus, if earned, shall be paid by the Company to the Employee within 75 days following the end of each year in accordance with the Company’s annual bonus practices for its senior executives. Depending upon achievement of these performance objectives in any year, Bonuses may be paid in amounts greater or lesser than the target cash Bonus amount. Employee’s annual target cash Bonus will be reviewed annually by the Company and may be increased (but not decreased) in the discretion of the Company. The Bonus for the portion of the first partial year of the Employment Period for which Employee is employed shall be prorated for the portion of the year in which she is employed. Notwithstanding the foregoing, the Bonus paid to the Employee for the Employee’s first full year in the Employment Period (2022), shall be equal to the greater of $230,000 or the bonus otherwise payable to her under the terms of the Company’s annual bonus plan for its senior executives.

(c)Sign-on Cash Bonus. In connection with the first normal payroll cycle following the Commencement Date, the Company shall make a one-time payment of Fifty Thousand ($50,000) Dollars (the “Sign-on Cash Bonus”) to Employee. The Sign-on Cash Bonus shall be made subject to mandatory withholding and pursuant to the Company’s normal and customary payroll practices for its senior executives.
(d)Participation in Benefit Plans. Employee shall be entitled to participate in and receive benefits under all retirement, medical plans and other employee insurance or benefit plans and arrangements that are made generally available to executive employees of the Company and on the terms that such plans, insurance and arrangements are made generally available to executive employees of the Company. To the extent that any such plan or arrangement generally permits the participation or coverage of dependents and the spouses of employees of the Company, Employee’s dependents and her spouse shall have the right to participate in or be covered under such plan or program as in effect from time to time. Notwithstanding the foregoing, Employee’s coverage (and coverage for her spouse and dependents) under the Company’s medical and dental plans shall become effective immediately upon the date hereof. The Company agrees to pay Employee, as additional compensation, her share of any healthcare contributions, for Employee, her spouse, and dependents. Notwithstanding the foregoing, Employee shall not be entitled to participate in any Company severance plan other than as provided specifically herein.

(e)Expenses. During the Employment Period, Employee shall be entitled to receive reimbursement for all ordinary and necessary business expenses reasonably incurred by her in accordance with industry custom in performing services hereunder, provided that Employee provides the Company with written documentation, satisfactory to the Company, evidencing such expenses. Such expenses will include bar association dues and attorney state registration fees, and continuing legal education courses in order to maintain state attorney registration. In addition, the Company shall reimburse the Employee for her reasonable legal fees and expenses incurred in negotiating and drafting this Agreement, up to an aggregate of $8,000.

(f)Paid Time Off. The Employee shall be entitled to twenty (20) days of Paid Time Off (“PTO”) in each calendar year, which shall be accrued at a rate of 1.67 days per month. At no time, however, shall Employee take more than two (2) weeks of vacation consecutively. The Employee shall have the holidays and sick days as determined by the Company’s policies in effect on the date hereof and as amended and shall report vacation days used to the appropriate Company office promptly after such vacation days occur.

(g)Annual Equity Grant. Employee shall be entitled to an annual grant of equity, at the time the Company’s Compensation Committee reviews equity grants for similarly situated Executives (anticipated to be February 2022 and each subsequent February), in a target amount no less than 75% of the current year’s target Annual Cash Bonus (in accordance with the Company’s 2020 Long Term Incentive Plan). The grant shall consist of 50% Performance Restricted Stock Units and 50% Stock Options. The number of stock options to be granted will be calculated using the Black-Scholes option pricing model based on the closing price of the Company’s common stock as quoted on the NYSE at the close of business on the last business day prior to the date of grant. In addition, the stock options will (a) be exercisable at an exercise price per share equal to the fair market value of a share of the Company’s common stock as quoted on the NYSE at close of business on the last business day prior to the date of grant, (b) vest over a period of four years with 25% of the options vesting on the first, second, third, and fourth anniversary date of the grant date, and (c) contain such other terms and conditions as may be set forth in the stock option agreement with you. The number of performance restricted stock units will be determined based on an amount equal to 50% of value of the Annual Equity Grant divided by the closing price of the Company’s common stock as quoted on the NYSE on the last business day prior to the grant date. The performance restricted stock units will vest in installments (subject to the achievement of the performance metrics set forth in the grant agreements) annually on the last date of each fiscal year, over up to four years, beginning with December 31, 2022. The delivery of vested shares shall occur on the earliest of (i) the last date on which the last tranche of Performance Units could have become vested (i.e., December 31,

2025) or (ii) the date on which the Recipient is no longer an employee of the company for any reason. The annual equity grants to Employee of restricted stock units and stock options shall be documented pursuant to award agreements that shall provide that all restricted stock units and stock options shall become immediately 100% vested upon the Employee’s termination by the Company within 6 months following a Change in Control, and that all of Employee’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination. For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions as a result of which more than fifty percent (50%) of the outstanding voting securities of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

(h)Sign-on Equity Grant. Upon Commencement of this Agreement, Employee shall be entitled to receive a one-time equity grant in the amount of $260,000 (in accordance with the Company’s 2020 Long Term Incentive Plan) consisting of 50% restricted stock units and 50% stock options which shall be granted on your start date. The number of stock options to be granted will be calculated using the Black-Scholes option pricing model based on the closing price of the Company’s common stock as quoted on the NYSE at the close of business on the last business day prior to the date of grant. In addition, the stock options will (a) be exercisable at an exercise price per share equal to the fair market value of a share of the Company’s common stock as quoted on the NYSE at close of business on the last business day prior to the date of grant, (b) vest over a period of four years with 25% of the options vesting on the first, second, third, and fourth anniversary date of the grant date, and (c) contain such other terms and conditions as may be set forth in the stock option agreement with you. The number of restricted stock units will be determined based on an amount equal to $130,000 divided by the closing price of the Company’s common stock as quoted on the NYSE on the last business day prior to the grant date (rounded up to the nearest whole share). The restricted stock units will vest over a period of 4 years with 25% of the restricted stock units vesting on the first, second, third, and fourth anniversary of the grant date. The restricted stock unit agreement and the stock option agreement with you for this sign-on Equity Grant shall provide that if your employment with the Company (or its successor) shall be terminated by the Company (or its successor) without “Cause” (as defined below) or by Employee for “Good Reason” (as defined below) within six (6) months following a “Change in Control” (defined below), all of Employee’s outstanding unvested stock options shall immediately vest and all of Employee’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.

(i)Car Allowance. During the Employment Period Employee shall receive a car allowance of One Thousand Two Hundred ($1,200) Dollars per month to cover Employee’s automobile expenses including any car lease or loan payment, insurance, fuel, maintenance, repairs, registration fees, local travel, etc.

3.Termination of Employment. Employee’s employment under this Agreement may be terminated only under any of the circumstances set forth in this Section 3. Upon termination, Employee (or her beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 4 below.

(a)Death. Employee’s employment hereunder shall terminate upon her death.

(b)Termination Resulting from Total Disability. The Company may terminate Employee’s employment upon her becoming “Totally Disabled” and thereafter providing “Notice of Termination” (defined below). For purposes of this Agreement, Employee shall be “Totally Disabled” if Employee is physically or mentally incapacitated so as to render Employee incapable of performing the essential functions of her position under this Agreement with or without reasonable accommodation for a period of three (3) consecutive months or for an aggregate of ninety (90) days within any consecutive six-month period. Employee’s receipt of disability benefits under the Company’s long-term disability plan, if any, or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Employee’s receipt of such long-term disability benefits or Social Security benefits, the Board of Directors may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is Totally Disabled.

(c)Cause. The Company may terminate Employee’s employment at any time for “Cause.” For the purposes of this Agreement, “Cause” shall mean in the reasonable determination by the Board, Employee’s (i) indictment, conviction of, or plea of nolo contendere to a felony or any other crime involving deceit, dishonesty, fraud, or moral turpitude; (ii) Employee’s intentional refusal or failure (other than as a result of physical or mental disability) to perform her employment obligations or duties, or her grossly negligent failure to do so that goes uncured for a period of thirty (30) days and/or her willful and material violation of the Company’s corporate ethics policies, in any such case that causes, or might reasonably be expected to cause, material or demonstrable harm to the Company’s reputation or business, which, to the extent curable, is not cured within 30 days of written notice thereof; (iii) willfully and deliberately making any false, disparaging, or malicious statement, whether oral or written, about the Company, or any director, officer or employee of the Company which is demonstrably injurious to the business or operations of the Company, or which may in any material respect interfere with the goodwill of the Company, or its relations with customers or suppliers; (iv) commission of any act of embezzlement of, or fraud against, or theft, or misappropriation of property belonging to, the Company, or engaging in any intentional “kickback” scheme involving the Company’s vendors;
(v) breach of the covenants given under Sections 6, 7 and/or 8 of this Agreement, which, to the extent curable, is not cured within 30 days of written notice thereof; (vi) failure, at any time during the term hereof, to be a member in good standing of and duly admitted to the Bar of the State of New York, or at any time during the term hereof cease to be licensed to practice law in the State of New York, which, to the extent curable, is not cured within 30 days of written notice thereof; or (vii) following thirty (30) days’ notice and opportunity to cure (to the extent curable) during such thirty (30) day period, (a) Employee has willfully and deliberately failed to perform the material duties of Employee’s office as described in this Agreement and/or as reasonably directed by the Reporting Person in writing (provided that mere poor job performance shall not be considered such failure) or (b) Employee has willfully and deliberately committed a material breach of this Agreement, which, if curable, is not cured within 30 days of written notice thereof.

(d)Voluntary Resignation; Resignation for Good Reason. Employee may terminate her employment (i.e., voluntarily resign) by providing the Company with Notice of Termination. If Employee terminates her employment for “Good Reason” (as defined below) such termination shall be treated as a termination of Employee’s employment by the Company without “Cause” and Employee shall be entitled to receive compensation upon termination in accordance with Section 4(e) hereof.

For purposes of this Agreement, “Good Reason” shall mean any of the following taken without Employee’s written consent and provided the Company fails to cure the event within thirty (30) days after receipt of written notice thereof: (i) a material change, adverse to Employee, in her position, titles or corporate offices; (ii) an assignment of any significant duties to Employee that are materially inconsistent with her positions or offices held with the Company,
(iii) the material diminishment of Employee’s authority, duties, or responsibilities as General Counsel, or the direction, assignment or expectation that Executive perform any act, or refrain from performing any act, inconsistent with Employee’s overall fiduciary obligations to the Company or responsibilities under applicable law; (iv) a decrease in Employee’s then current annual base salary, bonus formula, or other compensation and benefits hereunder (other than in connection with a general decrease in the foregoing applicable to all employees with a title of senior vice president or above including, without limitation, changes under the Company’s Annual Cash Bonus Plan and/or benefits plan); (v) relocation of Employee’s Principal Place of Business to a location more than fifty (50) miles from Port Washington, New York; (vi) a change that would require Employee to report to anyone other than the Reporting Person; or (vii) the Company’s material breach of this Agreement. A termination by Employee shall not be deemed for Good Reason unless Employee has notified the Company in writing of her intention to terminate for Good Reason within 30 days of the date on which Employee learns that the event causing the alleged Good Reason has occurred and the Company fails to remedy such Good Reason within 30 days following the receipt of such notice. Any termination by Employee for Good Reason must be made promptly (and in any case within one month) after the end of the 30- day period within which the Company may remedy the events giving rise to the right to terminate for Good Reason.

(e)Without Cause. The Company may terminate Employee without “Cause” at any time after providing Notice of Termination, subject to Section 3(g)(iv).

(f)Notice of Termination. Any termination of Employee’s employment by the Company or by Employee (other than by reason of Employee’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 11 below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the applicable specific termination provision in this Agreement relied upon to terminate Employee’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(g)Date of Termination. The effective date of Employee’s termination of employment (“Date of Termination”) shall be:

(i)in the event of her death, the date of death;

(ii)in the event of termination for Total Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of her duties on a full-time basis during such 30-day period);

(iii)in the event of termination for Cause the date specified in the Notice of Termination, subject to the terms of Section 3(c) hereof;

(iv)in the event of termination without Cause, the last day of the fifteen (15) day period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties;

(v)in the event of resignation by Employee (other than for Good Reason), the last day of the thirty (30) period beginning on the date on which written Notice of Termination is given, or such earlier date as may be mutually agreed by the parties; and

(vi)in the event of Employee’s resignation for Good Reason, the date of termination shall be the effective date of Employee’s termination of employment in accordance with Section 3(d) hereof.

4.Compensation Following Termination of Employment.

(a)Total Disability. If Employee’s employment is terminated pursuant to Section 3(b) as a result of Employee’s Total Disability, the Company shall pay to Employee: (i) the applicable portion of her Base Salary and car allowance due through the Date of Termination at the rate in effect at the time Notice of Termination is given within 10 business days of the Date of Termination, (ii) reimbursements for all outstanding expenses in accordance with Section 2(e);
(iii)any accrued but unpaid benefits, including but not limited to paid time off, provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans; and (iv) any earned but unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date within 75 days of following the end of the year for which the bonus was earned, with the payments and reimbursements described in (i) through (iv)

referred to herein as the “Accrued Obligations.” Following such payments, the Company shall have no further obligation to Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively. In addition, the Company shall pay to Employee, within 75 days following the end of the year in which the Employee’s employment is terminated as a result of her Total Disability, that portion of the annual target Bonus, on the date set forth herein for when executive bonuses are otherwise payable, that is equal to the number of days Employee was employed by the Company (based on the Date of Termination), in the year that such termination occurred, divided by 365 and multiplying the result thereof by the greater of the annual target Bonus otherwise payable for the year in which such termination occurred or the average annual Bonus paid to Employee for Employee’s two prior years of employment if Employee has been employed two or more years, as if such termination had not occurred.

(b)Death. If Employee’s employment shall be terminated by reason of her death, the Company shall pay the Accrued Obligations as described in Section 4(a) to such person as Employee shall have previously designated, in a notice filed with the Company, or, if no such person shall have been designated, to her spouse (and if none, to her estate). Following such payments, the Company shall have no further obligations to such designated person or Employee’s estate, as the case may be, under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively. In addition, the Company shall pay to such designated person or the estate within 75 days following the end of the year of the Employee’s death, that portion of the annual target Bonus, that is equal to the number of days Employee was employed by the Company (based on the Date of Termination), in the year that such termination occurred, divided by 365 and multiplying the result thereof by the greater of the annual target Bonus otherwise payable for the year in which such termination occurred or the average annual Bonus paid to Employee for Employee’s two prior years of employment if Employee has been employed two or more years, as if such termination had not occurred.

(c)Cause. If Employee’s employment shall be terminated for Cause pursuant to Section 3(c), the Company shall pay Employee the Accrued Obligations as described in Section 4(a) and, following such payments, the Company shall have no further obligation to Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.

(d)Voluntary Resignation. If Employee voluntarily resigns pursuant to Section 3(d) (except for Good Reason) the Company shall pay Employee the Accrued Obligations as described in Section 4(a). Following such payments, the Company shall have no further obligation to Employee under this Agreement; provided, however, that the foregoing shall have no effect upon any benefits due Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by Employee shall be treated in accordance with the provisions of the applicable stock option agreement or applicable restricted stock agreement, respectively.

(e)Without Cause; For Good Reason. If Employee’s employment shall be terminated by the Company without Cause pursuant to Section 3(e) or by Employee for Good Reason pursuant to Section 3(d), the Company shall pay Employee the following compensation:

(i)The Accrued Obligations as described in Section 4(a);

(ii)As severance pay and as express consideration, for, and contingent upon, Employee complying with her obligations under Section 6 hereof, her Base Salary in effect at the time Notice of Termination is given for a period of six (6) months (the “Severance Period”) following the applicable Date of Termination, such Base Salary to be paid in the form of a lump sum;

(iii)During the Severance Period the Company shall reimburse Employee for any COBRA payments Employee may be required to make in order to maintain the medical and dental benefits she received as an employee of the Company (including family coverage to the extent in effect immediately prior to the Date of Termination), until the earlier of the end of the Severance Period or the date Employee becomes eligible to receive coverage under the medical and dental benefit plans or programs of a subsequent employer;

(iv)If, at any time after the execution of this Agreement, the Company offers:
(A)a longer Severance Period, or (B) any additional bonus-based severance benefit, to other similarly situated executives (i.e., those on the Senior Vice President level, but specifically excluding the Chief Executive Officer), this Section 4(e) shall be deemed modified to include such additional consideration as contemplated in Section 4(e)(iv)(A) and (B).

(f)Conditions Precedent to Payment. The payment of any amounts pursuant to clauses
(ii)and (iii) of this Section 4(e) shall be expressly conditioned upon:

(i)Employee’s delivery to the Company, within thirty (30) days after the Date of Termination of a general release, in form and substance substantially similar to the Release attached hereto as Exhibit A, of any and all claims Employee may have against the Company, its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives. Any payment due under clauses (ii), (iii) and/or (iv) of Section 4(e) shall be made on the later of (A) such times as specified in the applicable provisions of this Section 4, (B) after the end of the revocation period for the release has lapsed without revocation, (C) if the thirtieth (30th) calendar day following the Date of Termination is in a different calendar year than the Date of Termination, then on the thirtieth (30th) calendar day, or (D) the earliest date that payment may be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”).

(ii)Employee’s adherence (to the extent not inconsistent with the New York Rules of Professional Conduct for attorneys or public policy or applicable law) to the restrictive covenants given by Employee to the Company pursuant to Section 6(b) through (f) inclusive.

(g)No Further Obligations. Other than such payments and subject to the conditions thereto provided above, the Company shall have no further obligation to Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option or restricted stock held by Employee shall be treated in accordance with the applicable stock option agreement or restricted stock agreement, respectively.

(h)No Duty to Mitigate. The Company acknowledges and agrees that Employee shall have no duty at any time to seek other employment during the Severance Period or to mitigate her right to receive payment under clauses (ii), (iii), and/or (iv) of Section 4(e). The amounts payable to Employee under this Agreement shall be paid regardless of whether Employee obtains other employment.

5.Successors. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement and all rights and obligations of the Company hereunder shall inure and be binding on any person, firm, or corporation which shall become the owner of substantially all of the assets or capital stock of the Company, or which shall succeed to the business of the Company, or with which the Company may be consolidated or merged; provided, that the Company shall require any successor to expressly assume and agree to perform its obligations to Employee in the event of any such transaction, and the Company shall be deemed to guaranty the obligations of such person, firm or corporation to Employee under this Agreement in the event of such transaction.

6.Restrictive Covenants.

(a)Confidential Information. During the course of Employee’s employment with the Company, Employee will acquire and have access to Confidential Information and Trade Secrets (defined below) belonging to the Company. Such Confidential Information and Trade Secrets relate both to the Company, their customers and their employees, and consist of any information which is not generally known, that is or may be used in the Company’s business and that could reasonably give competitors an advantage if they knew about it or could impact upon the Company’s internal operations. “Confidential Information and Trade Secrets” shall mean and include, but is not limited to: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of the Company’s products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, sourcing information, vendor information, supplier information, data processing programs, software, software codes, computer models, research and development projects; (iii) marketing information, such as information on markets, end users and applications, the identity of the Company’s customers and distributors, their names and addresses, the names of representatives of the Company’s customers and distributors responsible for entering into contracts with the Company, the Company’s financial arrangements with its customers and distributors, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; (iv) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; and (v) confidential information disclosed to the Legal Department. Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by the Company at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b)Non-Disclosure of Confidential Information. Employee agrees she will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, except as specifically required in the performance of Employee’s duties on behalf of the Company or with prior written authorization of the Reporting Person.

(c)Return of Materials. Employee further agrees to deliver to the Company, immediately upon termination from employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Company’s business; (ii) lists of the Company’s clients or leads or referrals to prospective clients; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Employee may then possess or have under her control.

(d)No Interference with NLRA or Reporting Rights. Section 6(b) and (c), and all other provisions in this Agreement, are not intended to interfere with or restrain employee communications regarding wages, hours, or other terms and conditions of employment or to otherwise interfere with any rights Employee has under the National Labor Relations Act. Section 6(b) and (c), together with all other provisions in this Agreement, do not prohibit Employee from reporting possible legal violations to the government or from making other disclosures to the government that are protected under federal or state whistleblower provisions.

(e)Defend Trade Secrets Act. Employee acknowledges and understands that pursuant to the Defend Trade Secrets Act an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual (1) files any document containing the trade secret under seal and (2) does not otherwise disclose the trade secret, except pursuant to court order. Employee understands that any disclosure by Employee of the Company's Confidential Information and Trade Secrets not done in good faith consistent with the above may subject Employee to substantial damages, including punitive damages and attorney’s fees.

(f)Legally Compelled Disclosure. Nothing in this Agreement is intended to prohibit disclosure by Employee of information that is required to be disclosed pursuant to any applicable law, court order, or other governmental body or administrative or other agency. Employee agrees to notify the Company as promptly as reasonably practicable after Employee receives a request for any such disclosure of Confidential Information and Trade Secrets and agrees, upon request by the Company, to reasonably cooperate (at the Company’s expense) with the Company’s lawful efforts to challenge or limit such disclosure.

(g)Non-competition. Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee’s position and responsibilities with the Company and Employee’s access to the Confidential Information and Trade Secrets, engaging in any business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, to the extent not inconsistent with the New York Rules of Professional Conduct for attorneys or public policy or applicable law, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of one (1) year after such employment is terminated (the “Restricted Period”), whether voluntarily or involuntarily, Employee will not, without the express written consent of the Reporting Person, directly or indirectly, own, manage, operate, or control, any significant vendor of the Company or Competitor of the Company within the Company’s Territory, except for ownership of less than 1% of a publicly-traded company. For purposes of this Paragraph, “Competitor” shall mean (i) any company and/or its affiliates that engage in the sale of industrial equipment, supplies and products in the Territory which are competitive with the industrial equipment, suppliers and products sold by the Company and (ii) specifically each of the companies listed below as “Competitors”. For purposes of this Paragraph, “Territory” shall mean the United States and Canada. The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are “Competitors” in the “Territory” as defined in this paragraph: W. W. Grainger, Inc. (including Zoro and other divisions), MSC Industrial Direct Co., Inc., Amazon Supply, Office Depot, Staples, Northern Tool & Equipment Company, Inc., Uline, Inc., Fastenal Co., HD Supply, Supply Basket, LLC (a/k/a SupplyBasket.com), Ferguson Enterprises, Inc., McMaster-Carr Supply Company, National Business Furniture, W.B. Mason and Webstraurantstore.com. The Employee acknowledges that each of the foregoing companies is a Competitor and Employee further acknowledges that this list is not an exclusive list of Competitors and is not intended to limit the generality of this Paragraph.

(h)Non-Solicitation of Customers. Employee acknowledges and agrees that solely by reason of employment by the Company, Employee will come into contact with some, most or all of the Company’s customers and will have access to Confidential Information and Trade Secrets regarding the Company’s customers, as set forth in this Agreement. Consequently,

Employee covenants and agrees that in the event of separation from employment with the Company, whether such separation is voluntary or involuntary, Employee will not, for the Restricted Period, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of the Company for the purpose of selling Products of the type offered for sale by the Company during the Employment Period. This restriction shall apply to any customer, former customer, or prospective customer of the Company with whom Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of employment with the Company. For the purposes of this Section 6, “contact” means interaction between Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of the Company.

(i)Non-Solicitation of Employees. Employee acknowledges and agrees that solely as a result of employment with the Company, Employee will come into contact with and acquire confidential information regarding some, most or all of the Company’s employees and consultants. Accordingly, both during Employee’s employment and for a period of one (1) year following the cessation of Employee’s employment with the Company, whether such cessation of employment is voluntarily or involuntarily, Employee will not, directly or indirectly, induce or attempt to influence any employee or consultant of the Company to terminate her or her employment or refrain from providing services to the Company, or solicit or seek to retain the services of any person employed or providing services to the Company as an employee or a contractor except by means of a general advertisement not directed at any specific person.

(j)Restrictions on Employment with Company. Employee affirms she is not presently subject to a restrictive covenant or other prior agreement, which would prohibit or restrict employment with the Company. If Employee learns or is advised that she is subject to an actual or alleged restrictive covenant or other prior agreement, which may prohibit or restrict employment with the Company, Employee must notify the Company immediately. Employee agrees that she shall not disclose to the Company, use for the Company’s benefit, or induce the Company to use any trade secret or confidential information she may possess belonging to any former employer or other third party.

(k)Non-Disparagement and Protection of Reputation. The parties shall not, at any time during or after the Employment Period, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging, or deleterious written or oral statements or remarks regarding the other party, its affiliates or any members of their respective boards of directors or managements, or any of their respective business affairs or performance. During the Employment Period and thereafter, neither party shall take any action which is intended, or would reasonably be expected, to harm the reputation of the other party or any of its affiliates or which would reasonably be expected to lead to unwanted or unfavorable publicity. Nothing herein shall prevent either party from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.

(l)Cooperation and Assistance. Employee shall, during and after employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. In addition, following termination of Employee’s employment for any reason, she agrees to cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by her prior to the Date of Termination. In connection with all foregoing obligations performed after the Date of Termination, the Company shall pay for Employee’s time spent performing such obligations on a per diem basis, which shall be calculated by dividing Employee’s Base Salary (in effect immediately prior to the Date of Termination) by Three Hundred Sixty-Five.

7.Enforcement of Covenants. The parties acknowledge and agree that compliance with the covenants set forth in Section 6 of this Agreement is necessary to protect each party’s business and goodwill and that any breach of Section 6 or any subparagraph hereof will result in irreparable and continuing harm, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or threatened breach of Section 6, the Company and Employee agree that the aggrieved party shall be entitled, without the need to post a bond or any other security, to injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach, in addition to any remedies otherwise available to it at law or equity.

8.Conflict of Interest; Code of Ethics; “Clawback” Policy. Employee may not use her position, influence, knowledge of Confidential Information and Trade Secrets or Company assets for personal gain, and Employee shall be subject in all respects to the Company’s Code of Ethics and corporate governance policies, as amended from time to time. In this regard, Employee hereby acknowledges and agrees that her compensation hereunder, with the exception of any Accrued Obligations, is subject to forfeiture and repayment to the Company in accordance with the Company’s “clawback policy”, as amended from time to time, as described in its Annual Proxy Statement and which clawback policy is hereby incorporated by reference herein. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, client or prospective client without disclosure and written approval from the Reporting Person is strictly prohibited and constitutes cause for dismissal. This provision shall not apply in respect of any publicly traded corporation of which Employee is less than a one percent (1%) stockholder or with respect to any financial interest as a result of any investment by Employee in a publicly traded mutual fund.

9.Intellectual Property.

(a)Employee covenants and agrees that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in Section 6 hereof (referred to collectively as “Intellectual Property”), that were conceived, developed or made by Employee during employment by the Company, including Intellectual Property related to the sale of computer, consumer electronic and industrial products (the “Proprietary Interests”), shall belong to and be the property of the Company.

(b)Employee further covenants and agrees that she will: (i) promptly disclose such Intellectual Property to the Company; (ii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries; (iii) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (iv) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

(c)Employee further covenants and agrees that the Company shall be entitled to shop rights with respect to any Intellectual Property conceived or made by her during employment with the Company that is not related in any manner to the Proprietary Interests but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials.

(d)Employee further covenants and agrees that it shall be conclusively presumed as against her that any Intellectual Property related to the Proprietary Interests described by Employee in a patent, service mark, trademark, or copyright application, disclosed by Employee in any manner to a third person, or created by Employee or any person with whom she has any business, financial or confidential relationship, within one (1) year after cessation of her employment with the Company, was conceived or made by Employee during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.

10.Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Employee or her estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

11.Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, or sent by registered mail, postage prepaid.

If to Employee:

Ms. Adina Storch
[Home Address as reflected in Employer’s books and records]

If to the Company:

Mr. Barry Litwin, CEO
Global Industrial Company
11 Harbor Park Drive
Port Washington, N.Y. 11050

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, forty-eight hours after the day it is so placed in the mail.

12.Indemnification; D&O Insurance. Employee shall be entitled to be indemnified and insured by the Company against liability and expense relating to her employment to the same extent and subject to the same conditions and limitations as all other executive officers of the Company in accordance with and as authorized by the Company’s Certificate of Incorporation, by-laws, Board of Directors resolutions and to the fullest extent permitted by applicable law. The Company shall pay directly the fees and expenses of counsel and other experts incurred in connection with such indemnification obligation, as they may be incurred by or on behalf of Employee.

13.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

14.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

15.Agreement to Arbitrate Disputes. The Parties agree to arbitrate any disputes arising between them on the terms and conditions set forth below to gain the benefits of a speedy, impartial dispute-resolution procedure. The Parties agree to the following:

(a)Claims Covered by the Agreement. Employee and Employer mutually consent to the resolution by final and binding arbitration of all claims or controversies (“Claims”) that Employer may have against Employee or that Employee may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (hereinafter included in the definition of “Employer”), relating to, resulting from, or in any way arising out of Employee’s relationship with Employer, Employee’s employment relationship with Employer and/or the termination of Employee’s employment relationship with Employer, to the extent permitted by law. The claims covered by this Agreement include, but are not limited to claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance. Notwithstanding the above, and except where the law allows, this Agreement does not require arbitration of sexual harassment claims.

(b)Required Notice of Claims and Statute of Limitations. Employee may initiate arbitration by serving or mailing a written notice to the Chief Executive Officer at Employer’s principal place of business. Employer may initiate arbitration by serving or mailing a written notice to Employee at the last address recorded in Employee’s personnel file. The written notice must specify the claims asserted against the other party. Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable federal or state law.

(c)Arbitration Provisions.

(i)After demand for arbitration has been made by serving written notice under the terms of Section 14(b) of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”) in New York, New York.

(ii)A neutral arbitrator shall be selected from the AAA panel and the arbitration shall be conducted pursuant to AAA policies and procedures. Except as provided herein, all rules governing the arbitration shall be the then applicable rules set forth by the AAA. If the dispute is employment-related, the dispute shall be governed by the AAA’s then current version of the national rules for the resolution of employment disputes. The AAA’s then applicable rules governing the arbitration may be obtained from the AAA’s website, which currently is www.adr.org.

(iii)The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which Employee works, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

(iv)Either party may file a motion for summary judgment with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 14(c)(iii) of this Agreement.

(v)Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of the AAA, provided that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims and defenses. The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

(d)Application for Emergency Injunctive and/or Other Equitable Relief. Claims by Employer or Employee for emergency injunctive and/or other equitable relief shall be subject to the then current version of the AAA’s Rules Governing Emergency Measures of Protection set forth within the AAA’s Commercial Dispute Resolution Procedures. The AAA shall appoint a single emergency arbitrator to handle the claim(s) for emergency relief. The emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief. The emergency arbitrator shall immediately disclose any circumstance likely, on the basis of the facts disclosed on the application, to affect such arbitrator’s impartiality or independence. Any challenge to the appointment of the emergency arbitrator must be made within one (1) business day of the communication by the AAA to the parties of the appointment of the emergency arbitrator and the circumstances disclosed.

(e)Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

(f)Arbitration Hearing. The arbitration will at the AAA’s office in New York, New York. The arbitrator shall appoint a time and place for the hearing and cause notice thereof to be served personally or by registered or certified mail on the parties to the arbitration and not less than 14 days before the hearing. Appearance at the hearing waives the right to notice.

(g)Class and collective action waiver. Employer and Employee agree, to the extent permissible by applicable law, not to bring any disputes between each other on a collective or class basis; rather, the parties agree to bring such disputes in arbitration on an individual basis only. An arbitrator may not resolve any disputes concerning the enforceability or validity of this class and collective action waiver; only a court with proper jurisdiction may resolve such a dispute. If this class action waiver is held to be illegal for any reason, the parties agree that a court, and not an arbitrator, will hear any class or collective action.

(h)Construction. Should any portion of this Agreement be found to be unenforceable, such portion will be severed from this Agreement, and the remaining portions shall continue to be enforceable.

(i)Representation, Fees, and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorney’s or representative’s fees. However, if any party prevails on a statutory claim that affords the prevailing party’s attorney’s fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. (I) In the event that a party fails to pursue mediation or arbitration, fails to comply with the arbitrator’s decision and award, or challenges the arbitrator’s decision without merit, the party shall be responsible for cost of suit, including reasonable attorney’s fees. (II) Employer shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that Employee would be required to bear if the action were brought in court.

16.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
17.Blue Pencil and Severability. If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

18.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
19.Waivers. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.
20.Section 409A. The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “ Code ”), and applicable administrative guidance and regulations (“ Section 409A ”). It is the intention of the parties hereto that payments under this Agreement be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent any payments of money or other benefits due to Employee under this Agreement could cause the application of an acceleration or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax. All references in this Agreement to the termination of Employee’s employment shall mean Employee’s separation from service within the meaning of Section 409A. With respect to any payments due to Employee as a result of the termination of Employee’s employment, if necessary to comply with Section 409A, and if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, such payments shall be made as follows: (i) no payments shall be made for a six-month period following the date of termination and (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-months period shall be paid in a lump sum six (6) months plus one (1) day following the date of termination. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred by Employee. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. For the avoidance of doubt, any payment due under this Agreement within a period following the termination of Employee’s employment or other event shall be made on a date during such period as determined by the Company in its sole discretion. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
21.Assignment and Transfer. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Employee’s consent to, any affiliate or purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s estate.
22.Offset of Payments. Employee authorizes the Company, where permitted by applicable law and Section 409A of the Code, to offset any payment the Company owes her by the amount determined by the Company to be owed by Employee to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Adina Storch	GLOBAL INDUSTRIAL COMPANY
ADINA STORCH
	By:	/s/ Barry Litwin
Barry Litwin, Chief Executive Officer

EXHIBIT A

RELEASE AND WAIVER

THIS RELEASE AND WAIVER (this “Release”) is made and entered into as of _______________ _____, 20__, by and between GLOBAL INDUSTRIAL COMPANY (the “Company”) and        (the “Employee”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Termination of Employment. The Employee and the Company agree that the Employee’s employment with the Company terminated effective    .

2.Release. In consideration of the payments and benefits to be made by the Company to the Employee in Section 4(e) of that certain Employment Agreement entered into by and between the Company and the Employee dated as of ____________ _____, 20__ (the “Employment Agreement”), the Employee, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, hereby releases and discharges the Company, its affiliates and its and their shareholders, members, partners, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) of and from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release; provided, however, and subject to Section 3 below, the Release is not intended to and does not limit the Employee’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases the Employee’s rights to (i) any payments or benefits the Company is required to pay or provide pursuant to Section 4(e) of the Employment Agreement; (ii) the Employee’s rights with respect to any outstanding vested equity awards in the Company; and (iii) the Employee’s rights to indemnification under Section 11 of the Employment Agreement.

3.Covenant Not to Sue. The Employee agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims released in Section 2 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Employee files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Section 2 hereof, the Employee will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding; provided, however, that this Release does not limit the Employee’s right to receive an award for information provided to any governmental agencies under any whistleblower program. The Employee further understands that this Release does not limit his ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any governmental agencies, including providing documents or other information, without notice to the Company.

4.Severability. If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify this Release so that, once modified, this Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

5.Waiver. A waiver by the Company of a breach of any provision of this Release by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

6.Representation. The Employee hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:

(a)this Release is written in a manner understood by the Employee;

(b)this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended;

(c)the Employee has not waived any rights arising after the date of this Release; and

(d)the Employee has been advised to consult with an attorney prior to executing this Release.

7.Consideration and Revocation.    The Employee is receiving this Release on
____________ _____, 20__, and the Employee shall be given twenty-one (21) days from receipt of this Release to consider whether to sign this Release. The Employee shall have seven (7) days following execution to revoke this Release in writing to the Chairman of the Company, and this Release shall not take effect until those seven (7) days have ended.

8.Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Employee and the Company.

9.Binding Effect; Assignment. This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.

10.Applicable Law. All questions concerning the construction, validity and interpretation of this Release and the performance of the obligations imposed by this Release shall be governed by the internal laws of the State of New York applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. Any dispute regarding the construction, application, or enforceability of this Release shall be resolved pursuant to Section 14 of the Employment Agreement.

11.Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If the Employee signs this Release less than twenty-one (21) days after she receives it from the Company, she confirms that she does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the parties have executed this Release and Waiver as of the date first stated above.

GLOBAL INDUSTRIAL COMPANY.

By:      Name:      Its:

Employee:

                                    _____________________
[EMPLOYEE]